EXHIBIT 10.2

FIRST AMENDED AND RESTATED MEMBERS AGREEMENT

     This FIRST AMENDED AND RESTATED MEMBERS AGREEMENT is made as of this 22nd day of April, 2003 (the “Agreement”) among CASINO AMERICA OF COLORADO, INC., a Colorado corporation (“Isle Colorado”), ISLE OF CAPRI CASINOS, INC. (f/k/a Casino America, Inc.), a Delaware corporation (“Isle of Capri”), BLACKHAWK GOLD, LTD., a Colorado corporation (“Blackhawk Gold”), and NEVADA GOLD & CASINOS, INC., a Nevada corporation (“Nevada Gold”). Isle Colorado and Blackhawk Gold are sometimes herein referred to as the “Members” or individually as a “Member.”

     WHEREAS, Isle Colorado and Blackhawk Gold are the members of Isle of Capri Black Hawk L.L.C., a Colorado limited liability company (the “Company”), and are parties to a Second Amended and Restated Operating Agreement of the Company, dated as of the date of this Agreement (the “Operating Agreement”);

     WHEREAS, Isle Colorado is a wholly owned subsidiary of Isle of Capri and Blackhawk Gold is a wholly owned subsidiary of Nevada Gold;

     WHEREAS, the Company was initially formed for the purpose of developing, constructing and operating a casino and related facilities in Black Hawk, Colorado (the “Isle Black Hawk”);

     WHEREAS, the Company entered into stock purchase agreements on December 24, 2002 (the “Stock Purchase Agreements”), to purchase the Colorado Central Station Casino in Black Hawk, Colorado (the “Central Station”), and the Colorado Grande Casino in Cripple Creek, Colorado (the “Grande” and, together with the Central Station, the “Additional Facilities” and, together with the Isle Black Hawk, the “Facilities”);

     WHEREAS, in connection with the purchase of the Additional Facilities, the Company will enter into that certain First Amended and Restated Credit Agreement dated April       , 2003 (the “Credit Agreement”), by and among the Company, various financial institutions, Canadian Imperial Bank of Commerce, as Administrative Agent, and CIBC World Markets Corp., as Lead Arranger, on such terms as approved by the Managers;

     WHEREAS, the Company intends to further develop and improve the Isle Black Hawk and the Central Station pursuant to the development plan attached hereto as Exhibit B (the “Development Plan”);

     WHEREAS, the Company has entered into a Second Amended and Restated Management Agreement, dated as of the date hereof (the “Isle Black Hawk Management Agreement”), with Isle of Capri pursuant to which Isle of Capri will manage the Isle Black Hawk;

     WHEREAS, the Company has entered into management agreements, in substantially the same form and on substantially the same terms as the Isle Black Hawk Management Agreement, with Isle of Capri pursuant to which Isle of Capri will manage each of the Additional Facilities (collectively with the Isle Black Hawk Management Agreement, the “Management Agreements”); and

     WHEREAS, the parties hereto wish to amend and restate the Members Agreement, dated as of July 29, 1997, among the parties hereto, to set forth certain agreements with respect to the operation of the Company, the acquisition of the Additional Facilities, the Development Plan and the parties’ respective rights and obligations.

     NOW, THEREFORE, the parties agree as follows:

ARTICLE 1:

OWNERSHIP INTEREST AND DEFINITIONS

1.1 Ownership. The parties agree that the respective percentage Ownership Interests as of the date of this Agreement are as follows: Isle Colorado – 57% and Blackhawk Gold – 43%.

1.2 Definitions. Capitalized terms not otherwise defined in Exhibit A hereto shall have the respective meanings ascribed for those terms in the Operating Agreement, applicable to both singular and plural forms, for all purposes of this Agreement.

ARTICLE 2:

ACQUISITION AND DEVELOPMENT PLAN

2.1 General Intent. The Members anticipate that certain expenditures will be made in order to consummate the acquisition of the Additional Facilities and to complete the Development Plan (including feasibility studies, advisory fees and expenses, development planning, construction and regulatory approvals). Except as specifically set forth herein, the Members anticipate that these costs will be funded solely by the Company with proceeds from operations and with proceeds from the Credit Agreement.

2.2 Employee Costs. Except as otherwise expressly provided in this Agreement or in the Management Agreements, each Member will be separately responsible for its own payroll and benefit expense of its employees and independent contractors with respect to the Development Plan or Company business.

2.3 Debt Financing; Capital Commitment. Except for previously contributed capital contributions, the Members acknowledge and agree that, to the extent commercially reasonable, the Company and the Development Plan will be funded through debt financing. The Company shall incur no debt or liability for which the Members or their respective Affiliates would be obligated in any way. Without limiting the foregoing, no Member or Affiliate will be required to guarantee or co-sign any loan made to the Company or any other obligation of the Company.

2.4 Development Plan. The Company will use its reasonable commercial efforts to complete the Development Plan. A description of the Development Plan is set forth on Exhibit B attached hereto, and such plan (together with all actions consistent therewith) is hereby approved by the Members.

     Neither Isle Colorado nor any Affiliate shall be liable to the Company or to Blackhawk Gold or its Affiliates for any losses, damages, liabilities or expenses resulting or arising from the Development Plan, other than as a direct and proximate result of the gross negligence or willful misconduct of Isle Colorado or any of its Affiliates; and neither Isle Colorado nor any of its Affiliates makes any representations or warranties as to the Development Plan or its successful completion.

     Blackhawk Gold and its Affiliates will cooperate with Isle Colorado and Isle of Capri in connection with the development of the Development Plan in all reasonable respects, including without limitation, providing pertinent information, documents or records or making appearances before regulatory authorities whose approvals are required in connection therewith.

ARTICLE 3:

CAPITAL CONTRIBUTIONS

3.1 Additional Contributions. Except upon the agreement of all Members and upon such terms and conditions as they may agree in writing, no Additional Contributions will be required or permitted from the Members of the Company. Any Member that provides any Additional Contribution shall receive a corresponding credit to its capital account and its Ownership Interest shall be increased proportionately with the increase in its capital account.

3.2 Default. If a Member fails to make a required Capital Contribution timely when due, each other Member which is not in default will have the option to:

(a)	Make all or part of such Capital Contribution on its own behalf and increase its Ownership Interest accordingly; or

(b)	Loan all or part of such Capital Contribution amount to the Company, with such loan payable on demand and with Interest (and such amount will be treated as a loan rather than as a Capital Contribution).

     If there is more than one Member which is not in default in its required Capital Contributions, the non-defaulting Members will agree among themselves as to the allocation of any required Capital Contribution that is either contributed or loaned, and if they do not agree, each such Member will be entitled to contribute and to loan an amount equal to its proportionate share (based on the ratio of their Capital Contributions previously made).

3.3 Loans by Members. Subject to terms of the Credit Agreement, the Members or their Affiliates may loan money to the Company for Company purposes as provided in the Operating Agreement, at the Interest rate.

3.4 Distributions. Unless the Members unanimously agree otherwise, the Company will make distributions to its Members no later than forty five (45) days after the end of each fiscal quarter of (a) amounts necessary to pay income tax at a rate of 40% of taxable income allocated to each Member for each fiscal quarter and (b) 100% of Excess Cash Flow (as defined below), determined on a fiscal quarter basis. Notwithstanding the foregoing, the distributions to Members shall not be in excess of that entitled to be made pursuant to any currently existing indenture or credit facility entered into by the Company, provided that each Member has agreed in writing to enter into such facility. As used herein, “Excess Cash Flow” means EBITDA less (i) management fees, (ii) capital expenditures approved by the Managers and actually paid, (iii) interest, (iv) tax distributions actually paid to Members within forty five (45) days after the end of each fiscal quarter, (v) scheduled principal payments and (vi) required offers to repurchase notes pursuant to any currently existing credit facility entered into by the Company.

ARTICLE 4:

MANAGEMENT

4.1 Unanimous Vote. The parties agree to cause the Managers appointed by them not to cause the Company to effect any of the following matters without (i) the unanimous consent of each of the other Managers and (ii) the unanimous consent of the Members:

(a)	The making of material changes to the Development Plan attached hereto as Exhibit B;

(b)	The adoption of any Annual Budget calling for capital expenditures for such budgeted year in excess of $4,000,000;

(c)	A call for Additional Contributions by the Members other than as provided for under Section 3.1; and

(d)	Other than the incurrence of indebtedness under the Credit Agreement, the incurrence of indebtedness outside of the normal operating requirements of the Company in an outstanding amount which at any time exceeds $1,000,000.

4.2 Annual Budgets. Isle Colorado will prepare an Annual Budget within a reasonable time before the beginning of each Fiscal Year, including the budget to be submitted under the Management Agreements. An Annual Budget will include the amount of any Additional Contribution that is determined to be necessary or desirable (to be made in the proportion of the Capital Contributions previously made), and the date or dates on which such contribution to capital will be due.

ARTICLE 5:

SALE OF PROPERTY ON DISSOLUTION

5.1 Sale of Real Property on Dissolution. In connection with any liquidation of the real property owned by the Company, together with any improvements thereon (the “Property”), the Members agree to vote and to cause the Managers appointed by them to vote to apply the following procedures in connection with such liquidation:

(a)	The Company will seek to sell the Property, by listing it with a reputable broker or through such other means as it may deem appropriate to maximize the proceeds from the sale. The initial price at which the Property is offered for sale shall be the then current fair market value of the Property, unless otherwise agreed by all the Members.

(b)	If any bona fide offer (the “Offer”) is made for the Property, and all the Members deem the Offer acceptable, the Company shall sell the Property pursuant to the Offer. If one Member deems the Offer acceptable (the “Selling Member”) and another deems it unacceptable (the “Non-Selling Member”), the following procedure shall apply: the Non-Selling Member shall have thirty (30) days from the date it receives written notice of the Offer to exercise a right of first refusal to purchase the Property on the same terms and conditions as contained in the Offer. The Non-Selling Member shall exercise such right of first refusal by written notice to the Selling Member within such thirty (30) day period, which notice shall be accompanied by evidence, reasonably satisfactory to the Selling Member, that the Non-Selling Member has a commitment to finance the purchase of the Property. The purchase of the Property pursuant to the exercise of the right of first refusal shall occur within sixty (60) days after exercise of this right of first refusal. If the Non-Selling Member does not exercise its right of first refusal, or if it is unable to adequately demonstrate the availability of financing for the purchase, or if it does not close the purchase within such sixty (60) day period, the Company shall sell the Property pursuant to the Offer, or pursuant to any other Offer it may receive, the terms of which are at least as favorable as those contained in the Offer.

ARTICLE 6:

DISPUTE RESOLUTION

6.1 Disputes. Except as to any disputes for which injunctive relief may be available, in the event a dispute of any kind arises in connection with this Agreement (including any dispute concerning its construction, performance or breach), the parties to the dispute (who may be any combination of the Company and any one or more of the Members) will attempt to resolve the dispute as set forth in Section 6.2 before proceeding to arbitration as provided in Section 6.3. All documents, discovery and other information related to any such dispute, and the attempts to resolve or arbitrate such dispute will be kept confidential to the fullest extent possible. This Article 6 shall not apply to disputes arising under the Management Agreements.

6.2 Negotiation. If a dispute arises, any party to the dispute will give notice to each other party. If the Company is not a party to the dispute, notice will be given to the Company. After notice has been given, the parties in good faith will attempt to negotiate a resolution of the dispute.

6.3 Arbitration. If, within 30 days after the notice provided in Section 6.2, a dispute is not resolved through negotiation or mediation, the dispute will be arbitrated. The parties to the dispute agree to be bound by the selection of an arbitrator, and to settle the dispute exclusively by binding arbitration in accordance with the following provisions:

(a)	All parties to the dispute will collectively select one arbitrator. If they fail to do so within 45 days after the notice provided in Section 6.2, one or more parties will request the American Arbitration Association to submit a panel of five arbitrators who are qualified to resolve the matters in dispute from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one name remains. A similar procedure will be followed if there are more than two parties. The parties may by agreement reject one entire list, and request a second list. If selection by the above method is not completed within 90 days after the notice provided in Section 6.2, or if there are more than four parties, then an arbitrator will be selected by the American Arbitration Association. The arbitrator so selected will then arbitrate the dispute in Denver, Colorado, and issue an award.

(b)	To the extent consistent with the provisions of this Article, the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with Colorado law. The arbitrator’s decision will be made pursuant to the relevant substantive law of the State of Colorado. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal court having jurisdiction.

(c)	The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared by the parties to the dispute in equal proportions. Each party to the dispute will bear all other costs and expenses as provided in Section 8.10. If one or more Members are included in the arbitration because of their membership or former membership in the Company, such group will collectively be treated as one party to the dispute (through the Company as a party).

ARTICLE 7:

PRIVILEGED LICENSE PROTECTION

7.1 Regulatory Compliance. Each Member acknowledges that it and its agents and Affiliates may be subject to licensing and other regulatory review and approval procedures (“Regulatory Review”) by any federal or state governmental agency which is authorized or empowered to regulate the gaming operations of the other Member and its Affiliates (“Regulatory Authority”) in the jurisdictions (domestic or foreign) in which such other Member and its Affiliates conduct or propose to conduct gaming activities. Each Member agrees to cooperate fully and to cause its Affiliates to cooperate fully with the representatives of all such Regulatory Authorities in making applications, supplying information, providing reports, attending licensing and other hearings, and otherwise cooperating with and complying with the requirements of all such Regulatory Authorities so as not to interfere with such Member’s or its Affiliate’s ability to develop new business or to continue to conduct its existing business. Each Member agrees that, in the event the Board of Directors of the other Member reasonably determines based upon communications with a Regulatory Authority that such Member or any of its Affiliates is likely to be determined unsuitable by a Regulatory Authority (the “Problem Member”) and, as a result, the other Member or its Affiliates may not be permitted to engage or to continue to engage in a gaming activity (collectively a “Licensing Problem”), then, within the lesser of one hundred fifty (150) days of notice of such event from the other Member to the Problem Member or the applicable period prescribed by the appropriate Regulatory Authority (provided the other Member timely notifies the Problem Member of such a determination) the Problem Member shall (i) eliminate the Licensing Problem to the reasonable satisfaction of the other Member’s Board or (ii) transfer its rights and obligations hereunder and its Ownership Interest to a Person reasonably acceptable to the other Member, who does not have a Licensing Problem, and such Person shall be accepted as a Member of the Company for all purposes. Any such transfer shall be subject to the terms and conditions contained in Article 13 of the Operating Agreement. In the event such transfer does not occur (or is not subject to a binding contract for a bona fide sale to a Third Party to close within thirty (30) days of the expiration of the one hundred fifty (150) day period described above), or the Licensing Problem is not eliminated within the prescribed one hundred fifty (150) day period, the Problem Member shall immediately convey its Ownership Interest under the agreement to the other Member or an Affiliate designated by such other Member for the sum equal to the then current fair market value determined as of the end of the most recent month preceding the date of transfer. All qualification and other expenses relating to the foregoing applications shall be borne by the respective parties submitting the applications.

7.2 No Unsuitability Knowledge: Neither Blackhawk Gold nor Isle Colorado is aware of any facts or circumstances which would make any Member or the officers, directors, managers, or owners (directly or indirectly) of such Member, a Person or entity unsuitable for licensing under applicable Colorado gaming laws, rules and regulations.

7.3 Additional Regulatory Compliance Matters. The following restrictions shall be in addition to and shall govern in the event of a conflict with, the provisions of Section 7.1 above.

     The parties agree to cause the Company not to issue any voting securities or other voting interests, except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests in noncompliance with the preceding sentence shall be deemed not to be issued and outstanding until (a) the Company shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

     No voting securities or other voting interests issued by the Company and no interests, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. Any transfer in violation thereof shall be void until (a) the Company shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

     If the Colorado Limited Gaming Control Commission at any time determines that a holder of voting securities or other voting interests of this Company is unsuitable to hold such securities or other voting interests, then the Company may, within sixty (60) days after the findings of unsuitability, purchase such voting securities or other voting interests of such unsuitable Person at the lesser of (i) the cash equivalent of such Person’s investment in the Company, or (ii) the current market price as of the date of the finding of unsuitability, unless such voting securities or other voting interests are transferred to a suitable Person (as determined by the Commission) within sixty (60) days after the finding of unsuitability. Until such voting securities or other voting interests are owned by Persons found by the Commission to be suitable to own them, (a) the Company shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests, (b) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities shall not for any purposes be included in the voting securities or other voting interests of the Company entitled to vote, and (c) the Company shall not pay any remuneration in any form to the holder of the voting securities or other voting interests except in exchange for such voting securities or other voting interests as provided in this paragraph.

ARTICLE 8:

GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended by the unanimous written agreement of the parties. Any amendment will become effective upon such approval, unless otherwise provided.

8.2 Representations. Each of the parties represents and warrants (which representations and warranties shall survive the Closing) to each of the other parties that, as of the signing of this Agreement and as of the Closing:

(a)	Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized, and is a United States Person;

(b)	Such party has full power and authority to enter into and perform this Agreement and, in the case of Blackhawk Gold and Isle Colorado, the Operating Agreement;

(c)	All actions necessary to authorize the signing and delivery of this Agreement and the Operating Agreement, and the performance of the respective obligations of the parties to each of such agreements, have been duly taken;

(d)	This Agreement and the Operating Agreement have each been duly signed and delivered by a duly authorized officer or other representative of each of the parties that are signatories thereto, and each such agreement constitutes the legal, valid and binding obligation of each such party enforceable in accordance with its respective terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws effecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(e)	No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by the parties or the Operating Agreement by Blackhawk Gold and Isle Colorado; and

(f)	The signing, delivery and performance of this Agreement or the Operating Agreement do not violate the organizational documents of such party, or any material agreement to which such party is a party or by which such party is bound.

8.3 Unregistered Interests. Each Member (a) acknowledges that the Ownership Interests are being offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law, (b) represents and warrants that such Person is an accredited investor as defined for federal securities laws purposes, (c) represents and warrants that it is acquiring an Ownership Interest for such Person’s own account, for investment, and with no view to the distribution of the Ownership Interest, and (d) agrees not to Transfer, or to attempt to Transfer, all or any part of its Ownership Interest without registration under The Securities Act of 1933, as amended, and any applicable state securities laws, unless the Transfer is exempt from such registration requirements.

8.4 Confidentiality. The Members shall consult with each other as to the form, substance and timing of all public announcements regarding the Company or this Agreement, and no public announcements regarding the Company or this Agreement shall be made by one Member without the consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Member may make such announcements, file such documents (including this Agreement) with the Securities and Exchange Commission and other regulatory authorities, and otherwise take such actions to comply with the requirements of federal and state securities laws as it deems necessary; provided, however, that to the extent reasonably practicable, each Member will provide the other with the portion of any such announcement or filing that refers to the Company, this Agreement and the transactions contemplated by it in advance of releasing or filing the same.

8.5 Exclusivity. During the term of this Agreement, no Member nor any of its Affiliates will seek to manage, develop or engage in a casino gaming operation in Gilpin County, Colorado, except through this Agreement and the Operating Agreement. Notwithstanding any other provision of this Agreement, the Members acknowledge and agree that Nevada Gold’s interest in Gold Mountain Development shall not be a violation of this exclusivity restriction, provided that Gold Mountain Development does not include gaming operations of any kind.

8.6 Conflicts. In the course of operating gaming at the Company’s casinos, it is expected that information will be shared between the Company and other operations carried on by Affiliates of Isle Colorado and Blackhawk Gold. Also, Affiliates of Isle Colorado and Blackhawk Gold will be entitled to carry on existing gaming and hotel businesses, and to manage or develop any new gaming or hotel business anywhere in the world, subject to Section 8.5. In the course of operating any such gaming and hotel businesses, Isle Colorado and Blackhawk Gold and their respective Affiliates will be entitled to solicit customers in competition with the Company’s casinos anywhere in the world, including Gilpin County, Colorado, and Teller County, Colorado, and any such activities shall not be deemed to be a conflict of interest or breach of any fiduciary obligation on the part of Isle Colorado or Blackhawk Gold.

8.7 Waivers Generally. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

8.8 Remedies for Breach. The rights and remedies of the parties set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. The parties agree that all legal remedies (such as monetary damages), subject to the dispute resolution provisions of Article 6, as well as all equitable remedies (such as specific performance), will be available for any breach or threatened breach of any provision of this Agreement; provided, however, that no breach or threatened breach of this Agreement shall serve as the basis for or entitle any party to assert any claim against the Company for damages or for any injunctive or equitable remedy against the Company.

8.9 Notices. Any notices (including any communication or delivery) required or permitted under this Agreement will be in writing and will be addressed as follows:

If to Isle Colorado:
Casino America of Colorado, Inc.
Attention: President
1642 Popps Ferry Road
Biloxi, MS 39532

With a copy to:	Allan B. Solomon
2200 Corporate Blvd., NW, Suite 310
Boca Raton, FL 33431

If to Blackhawk Gold:
Blackhawk Gold, Ltd.
3040 Post Oak Boulevard, Suite 675
Houston, Texas 77056
Telephone: (713)621-2245
Telecopier: (713) 621-6919
Attention: H. Thomas Winn

With a copy to:	Brewer & Pritchard, P.C.
Three Rivenvay, Suite 1800
Houston, Texas 77056
Telephone: (713)209-2950
Telecopier: (713) 659-5302
Attention: Thomas Pritchard

All notices may be made by mail, personal delivery, courier service or facsimile machine, and will be effective upon delivery. Any Member may change such Person’s address by notice to each other Member.

8.10 Costs. If the Company or any Member retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provision of this Agreement or the Operating Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the nonprevailing party for all costs and expenses so incurred (including reasonable attorneys’ fees, costs of bonds, and fees and expenses for expert witnesses) unless the arbitrator or other trier of fact determined otherwise in the interest of fairness.

8.11 Indemnification. Subject to Section 2.4 above, each Member hereby indemnifies and agrees to hold harmless the Company and each other Member from any liability, cost or expense arising from or related to any act or failure to act of such Member which is in violation of this Agreement or the Operating Agreement.

8.12 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

8.13 Entire Agreement. This Agreement, together with the Operating Agreement, which is incorporated by reference herein, contains the entire agreement and understanding of the Members with respect to its subject matter, and it supersedes all prior written and oral agreements. No amendment of this Agreement will be effective for any purpose unless it is made in accordance with Section 8.1.

8.14 Benefit. The contribution obligations of each Member will inure solely to the benefit of the other Members and the Company, without conferring on any other Person any rights of enforcement or other rights.

8.15 Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Members and their permitted successors and assigns; provided that, the parties acknowledge that any Transferee will have only the rights specified in Section 14.6 of the Operating Agreement (and no rights under this Agreement) unless admitted as a substitute Member in accordance with the Operating Agreement.

8.16 Further Assurances. Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

8.17 Headings. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

8.18 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural include the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

8.19 Governing Law; Conflicts with Operating Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado (except to the extent preempted by any federal law or the gaming laws of any state or governmental agency having jurisdiction over the affairs of any Member). For purposes of the Act, this Agreement shall be deemed, together with the Operating Agreement, as the operating agreement of the Company. Any conflict or apparent conflict between the provisions of Article 3 of this Agreement and the Operating Agreement or the Act will be resolved in favor of the Operating Agreement except as otherwise required by the Act.

8.20 Brokers Fees. The parties represent and warrant to one another that no brokers fees will be due and owing by the Company to any party in connection with the operation of the Facilities.

8.21 Approvals. The Members hereby approve the Development Plan, the Credit Agreement and the Management Agreement.

8.22 Guarantees. In addition to the respective obligations of Isle of Capri and Nevada Gold under this Agreement, Isle of Capri agrees to guarantee the obligations of Isle Colorado under this Agreement and Nevada Gold agrees to guarantee the obligations of Blackhawk Gold under this Agreement.

8.23 No Joint Venture. This Agreement shall not be deemed or construed to create an agency relationship or joint venture among the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CASINO AMERICA OF COLORADO, INC.
a Colorado corporation

By:
Name:
Title:

BLACKHAWK GOLD, LTD.,
a Nevada corporation

By: -s- H. Thomas Winn
Name: H. Thomas Winn
Title: PRESIDENT

ISLE OF CAPRI CASINOS, INC.
a Delaware corporation

By:
Name:
Title:

NEVADA GOLD & CASINOS, INC.,
a Nevada corporation,

By: -s- H. Thomas Winn
Name: H. Thomas Winn
Title: PRESIDENT